Exhibit 10.1

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”), dated as of April 29, 2003, is made by and between:

SCL Ventures Ltd. (“SCL”), a Bermuda corporation;

Weida Communications Technology Company Limited (“Weida”), a People’s Republic of China (“PRC”) corporation;

and Li Shun Xing, Li Xiang Ning, Pang Da Qing, and Xie Li (the “Existing Shareholders”).

In this Agreement, SCL, Weida, and the Existing Shareholders may be referred to collectively as the “Parties”, and each individually as a “Party”.  The Existing Shareholders are a Party to this Agreement both collectively and each individually.

WHEREAS the Existing Shareholders are all of the shareholders of Weida; and

WHEREAS, SCL and the Existing Shareholders desire to convert Weida into a Sino-foreign Equity Joint Venture (the “Weida EJV”), of which SCL shall have 25% equity ownership; and

WHEREAS, the Existing Shareholders intend to establish a Hong Kong company (the ”HK Company”), and that HK Company will establish a wholly foreign-owned enterprise (the ”Weida WOFE”) under the laws of the PRC; and

WHEREAS, the Parties intend that subsequent to the establishment of the Weida EJV and the Weida WOFE, there shall be certain agreements made by and between the Weida EJV, and the Weida WOFE (including provisions for the Weida WOFE to receive from the Weida EJV an amount equal to those amounts which the Weida WOFE would have received if the Weida WOFE owned 26% equity ownership of the Weida EJV (i.e., the central intent of this Agreement)); and

WHEREAS, subsequent to the establishment of the Weida EJV and the Weida WOFE, SCL, or its successor where SCL has merged into a public entity where SCL shareholders retain control of the merged entity, shall purchase, and the Existing Shareholders shall sell, all of the shares (i.e., 100% ownership) of the HK Company; and

WHEREAS, the Parties desire to delineate in this Agreement all of their agreements concerning the matters in the foregoing recitals;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                       Total Consideration.  The total consideration from SCL (including the acquisition of its interest in the Weida EJV and the acquisition of the shares of the HK Company) shall be USD 285,000,000, which shall be divided into (a) an equity portion of USD 125,000,000, and a working capital portion of USD 160,000,000.

A.                                   Equity.  The $125,000,000 equity portion shall be divided and distributed, as follows:

(1)                                  $15,000,000, in cash to the Existing Shareholders, within 30 days after issuance of the Business Licenses for the Weida EJV and the Weida WOFE; and

(2)                                  $110,000,000, in the common shares of SCL (or the merged entity) at an agreed upon value of $6.75USD per share, to be issued to the Existing Shareholders on or before November 30, 2003, subject to the terms and conditions of the Stockholders Agreement described below.  The issuance of any and all shares pursuant to this Agreement shall be in strict compliance with the applicable securities laws of the United States of America.

B.                                     Working Capital.  The $160,000,000 working capital portion shall be divided and distributed, subject to fulfillment or waiver of the conditions precedent as follows:

(1)                                  USD 805,153 (i.e., RMB 6,666,667) in cash, as contribution to the registered capital of the Weida EJV, pursuant to paragraph 2.A. below, within 30 days after issuance of the Weida EJV Business License.

(2)                                  USD 159,194,847.  Pursuant to the Weida EJV’s Business Plan and the Weida WOFE Business Plan, to be approved by the Parties within 30 days after signing this Agreement, SCL shall provide or arrange for working capital for the Weida EJV and the Weida WOFE, in the form of equipment leasing, asset purchases, cash equivalents, or other commercially reasonable forms, from SCL or third-parties to the Weida EJV and the Weida WOFE, up to an aggregate amount of USD 159,194,847.  The use of this working capital shall be determined in accordance with the direction of the Board of the Weida EJV and the Board of the Weida WOFE.

2.                                       Increase of Weida’s Registered Capital and Conversion of Weida to Weida EJV.

A.                                   As soon as reasonably practical after the signing of this Agreement, the registered capital of Weida shall be increased, with Weida being simultaneously converted into the Weida EJV, from RMB 20,000,000 to RMB 26,666,667 with SCL having the sole right to subscribe for the increased portion of the registered capital, representing 25% of the equity ownership of Weida.

B.                                     For the purpose of increasing the registered capital of Weida and converting Weida into the Weida EJV, the Parties shall do any and all acts and sign any and all documents, as may be necessary or appropriate, including but not limited to the following:  passing a Resolution of the Board of Directors of Weida; signing and submitting for governmental approval the Capital Increase Contract, the Equity Joint Venture Contract, the Articles of Association, and any other ancillary documents; and obtaining a Business License as well as such other documents as required by applicable PRC laws.

3.                                       Establishment of the HK Company and the WOFE.  As soon as reasonably practical after the signing of this Agreement, the Existing Shareholders shall (a) establish the HK Company, and (b) establish the Weida WOFE.  The structure, constitutional documentation, and characteristics of the HK Company and the Weida WOFE (including but not limited to the location of the WOFE) shall be such as to facilitate the purposes and intents of this Agreement and to satisfy the reasonable requirements of SCL.

4.                                       Board of Directors and Officers of the Weida EJV.  The Weida EJV Board of Directors shall have 5 directors, of whom the Existing Shareholders shall be entitled to appoint 2 and SCL shall be entitled to appoint 3.  SCL shall be entitled to appoint the General Manager and the Chief Financial Officer; the Existing Shareholders shall be entitled to appoint the Chairman of the Board.

5.                                       Conditions Precedent.  The following matters are conditions precedent to the obligations of SCL under this Agreement:

(1)                                  The Capital Increase Contract, JV Contract, Articles of Association and any and all other documents needed to satisfy all necessary authorities of the PRC, have been duly executed by Weida, the Existing Shareholders, and SCL and the evaluation report on Weida’s assets required for the such increase of capital has been obtained pursuant to applicable PRC laws.

(2)                                  The Business License for the Weida EJV has been issued (showing SCL’s 25% equity ownership), and the Business License for the Weida WOFE has been issued.

(3)                                  The HK Company and the WOFE have been lawfully established (and SCL has acquired 100% ownership of the HK Company), and the Business License for the WOFE has been issued.

(4)                                  The requirements of the State Administration on Foreign Exchange have been satisfied.

(5)                                  The necessary resolutions of the Board of Directors and the General Meeting of Weida, and the Board of Directors of SCL, duly approving the transactions contemplated by this Agreement have been obtained.

(6)                                  The due diligence study by the financial advisors and legal counsel of SCL have been completed to the satisfaction of SCL, in its sole discretion.

(7)                                  The Existing Shareholders have executed Employment Agreements acceptable to SCL Ventures, Ltd.

(8)                                  The Weida EJV, the Weida WOFE, and all other necessary parties shall have executed and delivered the agreements and documentation described in paragraph 6 below.

6.                                       Agreements Between the Weida EJV and the WOFE.  The Existing Shareholders shall take all necessary actions and sign all necessary documents to assure that the Weida EJV and the Weida WOFE make and enter into the following agreements and such other documents as may be necessary or appropriate to effectuate the purposes and intents of this Agreement.

A.                                   Service Agreement.  The Weida WOFE and the Weida EJV shall enter into a Service Agreement, under which the Weida EJV will hold the necessary licenses for its business; (ii) the Weida WOFE will provide to the Weida EJV a portion of the necessary services to operate the business; and (iii) the Weida WOFE will receive from the Weida EJV, as compensation for its services, those amounts which the Weida WOFE would have received if the Weida WOFE owned 26% equity ownership of the Weida EJV (i.e., the central intent of this Agreement).

B.                                     Future Transfer Agreement.  The Weida WOFE and the Weida EJV shall enter into a Future Transfer Agreement, which shall provide that at any and all such times as PRC law permits foreign ownership of more than percent (25%) of the Weida EJV, then upon the requests (from time to time) of SCL, the Existing Shareholders shall (or cause their nominees to) take all necessary actions and sign all necessary documents to transfer additional ownership of the Weida EJV to SCL, up to the maximum then permitted by PRC law (up to a 51%).  At such times as SCL makes such requests, then appropriate adjustments shall be made in the agreements between the Weida WOFE and the Weida EJV, to effectuate this Agreement and its central intent that SCL shall be entitled to fifty-one percent (51%) and the Existing Shareholders shall be entitled to forty-nine percent (49%) of the equity interest of the Weida EJV.  It is the intent of the parties that the participation in net profits of the EJV by the WOFE and the current equity participation of SCL in the EJV be considered for all practical purposes to satisfy the 51% equity ownership to the extent permitted by law.  The Future Transfer Agreement shall provide appropriate remedies for SCL in the event that the Existing Shareholders default in their obligation to transfer additional ownership of the Weida EJV to SCL.

7.                                       Representations, Warranties, and Covenants.

A.                                   Weida and each of the Existing Shareholders represents, warrants, and covenants to SCL, that the following matters are entirely true and correct, and they shall indemnify and hold harmless SCL from and against any and all costs and liabilities arising out of any breach of the representations, warranties, and covenants:

1.                                       Due Organization of Weida.  Weida is duly organized and validly existing under the laws of the PRC, and has all necessary corporate power and authority to own its properties and assets and to carry on its business.

2.                                       Authorization.  The execution, delivery and performance of any document described herein by Weida has been or, where to be entered into at a later date, will be duly and validly authorized by the board of directors of Weida and by all other necessary action on the part of Weida.  Any document to which Weida is a party constitutes or, where to be entered into at a later date, will constitute the legally valid and binding obligation of Weida.

3.                                       No Conflicts.  The execution, delivery and performance by Weida of any document or transaction contemplated by this Agreement will not (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event) under the constitutional documents of Weida or any other documents or contracts, or (ii) violate any laws or regulations.

4.                                       Registered Capital and Shareholdings.  The Existing Shareholders are all of the shareholders of Weida, and they lawfully hold their respective interests in the registered capital of Weida, free from any encumbrance or any third-party interest whatsoever.  All of the registered capital of Weida has been paid up, and none of the Existing Shareholders have ever taken back their contribution to the registered capital.

5.                                       Financial Statements.  All financial statements which have been or will be provided to SCL or auditors, including but not limited to the income statements and statements of cash flow, present fairly the results of operations and cash flow of Weida for the period covered, and the balance sheets present fairly the financial condition of Weida as of their date.

6.                                       Undisclosed Liabilities.  Weida has no outstanding liabilities, except Liabilities that are disclosed in the financial statements.

7.                                       Taxes.  Weida has filed or will file all required tax returns and has paid all taxes due for all periods ending prior to the date of this Agreement, or has made adequate provisions therefore in its books and records.  To the knowledge of the Existing Shareholders, Weida has not been the subject of any examination or investigation by any tax authority.

8.                                       Contracts.  All contracts or documents to which Weida is a party, or to which Weida, or any of its properties is subject, or by which Weida is bound, has been provided to SCL.  No breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default under any such contract or document has occurred.

9.                                       Real Property.  All of Weida’s interests in any real property, including but not limited to all of its leasehold interests, and all encumbrances on Weida’s interests in any real property, have been disclosed (and copies of all relevant documents provided) to SCL.  No default or event of default on the part of Weida, or any event which with the giving of notice or passage of time or both, would constitute a default or event of default has occurred.

10.                                 Personal Property.  All personal property of Weida which is reflected in the financial statements provided to SCL or which has been acquired by Weida after the period of such financial statements is owned by Weida free and clear of any Encumbrances.

11.                                 All machinery, tools and equipment of Weida which are reflected in the financial statements provided to SCL or which has been acquired by Weida after the period of such financial statements are in a state of reasonable maintenance and repair (except for ordinary wear and tear) and are adequate for the conduct of Weida’s business.

12.                                 No State Assets.  None of the assets of Weida constitute state-owned assets, and therefore, are not required by PRC laws to undergo any form of valuation prior to the consummation of the transactions contemplated in this Agreement.

13.                                 Intangible Property.  Except as disclosed to SCL in writing, Weida (a) has legally valid rights to and ownership of all intangible property required in connection with its business, and (b) does not use any intangible property by consent of any other person.  None of the Existing Shareholders or Weida has received any notice to the effect (or is otherwise aware) that the intangible property or any use thereof by Weida conflicts with or infringes the rights of any other party.

14.                                 Licenses and Permits.  (a) Weida holds all permits necessary to operate its business as now conducted, and (b) all such permits are valid, in full force and effect, and will remain so upon consummation of the transactions contemplated by this Agreement.  To the best knowledge of the Existing Shareholders, no action against any of such Permits is threatened.

15.                                 Legal Proceedings.  There is no legal or administrative action pending or threatened against or affecting Weida or any of its assets.

16.                                 Compliance with Laws.  Weida has conducted its business in accordance with all applicable laws and regulations.

17.                                 Dividends and Other Distributions.  There has been no dividend or other distribution of assets declared, issued, or paid to or for the benefit (whether direct or indirect) of any Existing Shareholder by Weida.

18.                                 Transactions with Existing Shareholders.  Except as previously disclosed in writing to SCL, except insofar as they hold an equity interest in Weida, none of the Existing Shareholders has any material interest in any property used in or pertaining to the business of Weida; no Existing Shareholder is indebted or otherwise obligated to Weida; and Weida is not indebted or otherwise obligated to any Existing Shareholder, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.  The consummation of the transactions contemplated by this Agreement will not (upon the occurrence of any act or event, or with the lapse of time) result in any benefit or payment arising or becoming due from Weida to any Existing Shareholder.

19.                                 Receivables.  All receivables of Weida represent sales actually made in the ordinary course of business, and are current and fully collectible, net of any reserves or provisions shown on the financial statements.

20.                                 Further Statement.  The Existing Shareholders and Weida warrant that Weida, without notice to and consent of SCL, which consent shall not be unreasonably withheld, will not conduct any of the following activities after the execution of this Agreement:  (a) any borrowing; (b) creating any encumbrance on its assets; (c) declaring or in any manner making distribution of profits or dividends; (d) increasing salary or welfare of its staff; (e) extending any loan or credit line; (f) making any capital undertaking; or (g) making repayment of indebtedness in advance.

21.                                 No financial or other information about Weida, or its present or anticipated business operations, which has been or will be provided to SCL or any auditors, is incomplete, inaccurate, or misleading in any material aspect.

B.                                     SCL represents, warrants, and covenants to Weida and the Existing Shareholders, that the following matters are entirely true and correct, and SCL shall indemnify and hold harmless Weida and the Existing Shareholders from and against any and all costs and liabilities arising out of any breach of the representations, warranties, and covenants:

(1)                                  Due Organization of SCL.  SCL is duly organized and validly existing under the laws of Bermuda, and has all necessary corporate power and authority to own its properties and assets and to carry on its business.

(2)                                  Authorization.  The execution, delivery and performance of any document described herein by SCL has been or, where to be entered into at a later date, will be duly and validly authorized by the board of directors of SCL and by all other necessary action on the part of SCL.  Any document to which SCL is a party constitutes or, where to be entered into at a later date, will constitute the legally valid and binding obligation of SCL.

(3)                                  No Conflicts.  The execution, delivery and performance by SCL of any document or transaction contemplated by this Agreement will not (i) violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event) under the constitutional documents of SCL or any other documents or contracts, or (ii) violate any laws or regulations.

C.                                     In the event of a breach of the representations, warranties, and covenants contained in this paragraph 7 by Weida or the Existing Shareholders, and SCL is not promptly indemnified and made whole to its reasonable satisfaction, then in addition to the remedies provided by law or in any other documents, SCL shall be entitled to reduce the interests of the Existing Shareholders in their shares or percentage ownership of SCL.

8.                                       Termination.  This Agreement shall terminate upon the fulfillment by all Parties of their respective obligations under this Agreement, or:  (a) at the option of the Existing Shareholders upon a material breach by SCL; or (b) at the option of SCL upon (i) a material breach by Weida or the Existing Shareholders, or (ii) upon notice by SCL to Weida that the due diligence is not satisfactory.

9.                                       Confidentiality.  The Parties shall treat this Agreement as strictly confidential.

10.                                 Costs.  The attorneys’ fees and expenses associated with (a) the negotiation and preparation of this Agreement and the various documents mentioned herein, (b) the establishment of the Weida EJV, the HK Company and the Weida WOFE, and (c) the obtaining of the necessary governmental approvals, shall be paid by the Weida EJV.

11.                                 Miscellaneous.

A.                                   No Party shall assign any of its/his/her rights or obligations under this Agreement.

B.                                     This Agreement shall be governed by and construed under the laws of Hong Kong, except as otherwise specifically provided herein.  Any dispute under this Agreement shall be resolved through arbitration pursuant to the ICC Arbitration Rules.

C.                                     This Agreement may be executed in two or more counterparts.

D.                                    Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

E.                                      This Agreement (including all the agreements described herein) constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof.  It is specifically acknowledged that all previous agreements (including but not limited to the Master Transaction Agreement dated December 7, 2001) are superseded and void.

F.                                      This Agreement may be amended only with the consent of all the Parties.

G.                                     If any of the provisions of this Agreement are held to be unenforceable, such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable.

H.                                    This Agreement is written both in English and Chinese.  The translation of the Chinese version from the English version shall be duly certified by a PRC qualified law firm.  Both versions shall have the same effect in all respects.

I.                                         This Agreement shall become effective upon the signing of both the English and the Chinese versions by all the Parties hereto.

J.                                        If any Party shall be prevented from exercising any right or option hereunder, or if any action to be taken hereunder shall be interrupted, due to epidemic, fire, act of God, including without limitation the SARS-related issues, wars, or any other cause beyond the parties control, whether of a similar or dissimilar nature, such prevention or interruption shall not be deemed a breach of this Agreement or a cause for forfeiture of the rights hereunder, and the time for exercise of any such right or option shall be extended for the time period exercise was prevented.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SCL Ventures Ltd.

By:	/s/ Mitchell Sepaniak

Weida Communications Technology Company Limited

By:	/s/ Li Shun Xing

/s/ Li Shun Xing
Li Shun Xing

/s/ Li Xiang Ning
Li Xiang Ning

/s/ Pang Da Qing
Pang Da Qing

/s/ Xie Li
Xie Li